UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of Report: January 22, 2008 Commission File Number: 333-137978

BUCKINGHAM EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA

(state or other jurisdiction of incorporation or organization) 1978 Vine Street, Suite 502 Vancouver, British Columbia, Canada, V6K 4S1 (Address of principal executive offices)

(604) 737 0203

Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets

Acquisition of 415 Unpatented Lode Mining Claims

On January 22, 2008 Buckingham Exploration Inc. (“Buckingham”), and its wholly owned Colorado subsidiary, Alpha Beta Uranium Inc., entered into an assignment and assumption agreement (the “Assignment Agreement”) with Proteus Mining Limited (“Proteus”) and Pikes Peak Energy LLC (“Pikes Peak”) whereby Alpha Beta Uranium acquired 419 unpatented lode mining claims located near Cañon City, Colorado, USA (the “Proteus Claims”). The Assignment Agreement replaces the option agreement between Buckingham and Proteus dated August 27, 2007 (the “Previous Agreement”) (see the report on Form 8K filed on August 28, 2007).

Under the Previous Agreement, Buckingham held an option to acquire 939 mining claims by making payments of $7,425,000 and issuing 2,000,000 common shares. As of January 20, 2008, Buckingham had made partial payments totaling $1,575,000 in respect of the option.

Following completion of due diligence on the claims, Buckingham decided not to acquire several blocks of claims. Accordingly, on January 22, 2008 Buckingham and its subsidiary Alpha Beta Uranium Inc. entered into the Assignment Agreement with Proteus and Pikes Peak, whereby Alpha Beta Uranium acquired 419 of the Proteus Claims, in consideration of one final installment of $15,000 and the payment of 3,000,000 restricted common shares of Buckingham to Proteus. Alpha Beta Uranium is now entitled to have title transferred into its name, and has commenced procedures to transfer title.

Pursuant to the Assignment Agreement, Alpha Beta Uranium is also required to pay up to $2,000,000 to Proteus on the successful outlining of mineral reserve milestones on the purchased claims, according to Canadian National Instrument 43-101 (Standards of Disclosure for Mineral Projects) definitions, as described below.

Uranium Mineral Resource or Uranium Mineral Reserve Milestone(1)	Payment(2)
2 million pounds of Uranium Inferred Mineral Resource	$500,000
3 million pounds of Uranium Indicated Mineral Resource	Additional $500,000 (for an aggregate of $1,000,000)
4 million pounds of Uranium Measured Mineral Resource	Additional $500,000 (for an aggregate of $1,500,000)
5 million pounds or more of Uranium Probable Mineral Reserve	Additional $500,000 (for an aggregate of $2,000,000)

As required by the Assignment Agreement, Alpha Beta Uranium concurrently entered into a Quitclaim Deed and Royalty Agreement with Pikes Peak dated as of January 21, 2008 (the “AB Royalty Agreement”), Pursuant to the AB Royalty Agreement, Alpha Beta Uranium must pay to Pikes Peak a perpetual production royalty of two percent of any net returns earned by Alpha Beta Uranium from the sale of minerals derived from the Proteus Claims.

In the event Alpha Beta Uranium intends to abandon the claims or any portion thereof before January 21, 2013, it must first notify Pikes Peak, whereupon Pikes Peak will have the option for sixty days to acquire the claims at no cost.

Alpha Beta Uranium will additionally be required to pay maintenance fees of approximately $175 per claim per year.

There was no material relationship between Buckingham or its affiliates and Proteus or Pikes Peak, other than in respect of the material definitive agreement entered into.

About the Property

The Proteus Claims are grouped into six separate properties located near Cañon City, Colorado, USA. Each property consists of a varying number of uranium claims with each claim covering a land surface area of 20 acres. The claims are easily accessible by a number of paved roads and tracks. Cañon City is approximately an hour’s drive southwest of Colorado Springs and is home to the Cotter Corporation uranium mill. That mill suspended operation in 2001 and is currently in the process of refurbishment. Virtually all of the claims have been previously owned, drilled or worked on by one of the major uranium companies that operated in the area during the last uranium boom that took place in the late 70s and early 80s. Those companies included Union Carbide, Cypress Mining, Urania, Westinghouse and Cotter Corporation. Buckingham has opened a field office in Cañon City staffed by a project manager and has engaged the services of several experienced consultants in the areas of geology, geophysics, surveying and staking.

The Proteus Claims are hosted in the Oligocene Tallahassee Creek Conglomerate, the Eocene Echo Park Formation and Wall Mountain Pass Formations. These formations represent fluvial and/or or alluvial deposits, laid down in palaeochannels. The palaeochannel sediments were deposited on older Precambrian granites. This area is in the same geological setting as the nearby Hansen ore body.

Plan of Operation

As a result of the large number of claims comprising the Proteus Claims, Buckingham intends to carry out early stage geophysics, mapping and sampling, and drill programs on certain of the claims. Once sufficient knowledge of the claims is compiled, Buckingham intends to enter into joint-ventures or to seek funding in order to complete feasibility studies.

In particular, beginning in spring of 2008, after snows have melted, Buckingham intends to carry out the following actions with respect to the Proteus Claims for a total estimated cost of approximately $800,000:

  Fly an airborne geophysical survey to define limits to potentially mineralized palaeochannels and locate surface uranium anomalies.

  Carry out a 3 phase drill program on the Alpha, Beta, Gamma and Elk uranium claims (which form part of the Proteus Claims), where previous exploration work has shown the presence of significant uranium mineralization. This property is in the same geological setting as the nearby Hansen ore-body which is reported to contain 30 million pounds of U3O8 at 0.02grade. This program is designed to cost approximately $650,000.
  Continue to seek out old reports and drill data to enhance the value of the existing portfolio of properties.

Buckingham does not presently have sufficient financing to undertake its planned exploration program of the Proteus Claims and there is no assurance that it will be able to obtain the necessary financing. Buckingham’s exploration program is preliminary in nature in that its completion will not result in a determination that the Proteus Claims contain commercially exploitable quantities of mineralization. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before Buckingham is able to complete any feasibility studies on the Proteus Claim. If Buckingham’s exploration activities result in an indication that the Proteus Claims contain a potentially commercially exploitable quantity of uranium or other mineral ore, then Buckingham intends to complete feasibility studies on the property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of the Proteus claims would be commercially feasible even if Buckingham’s initial exploration program shows evidence of uranium mineralization.

Buckingham’s exploration plans will be continually evaluated and modified as exploration results become available. Modifications to Buckingham’s plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, and the price of uranium and other mineral resources and available capital.

Replacement of Royalty Agreement Regarding the High Park Uranium Property

On January 22, Buckingham’s wholly owned subsidiary, Hyde Park Uranium Inc. executed a quitclaim deed and royalty agreement (the “HP Royalty Agreement”) with Pikes Peak Energy LLC. The Royalty Agreement relates to the 29 unpatented mining claims in Teller County, Colorado (the “High Park Property”) purchased by Buckingham on June 6, 2007, as disclosed in Buckingham’s report on Form 8-K filed on June 18, 2007.

The HP Royalty Agreement forms a part of the purchase and sale agreement for unpatented lode mining claims between Buckingham and Pikes Peak Resources Inc. filed by Buckingham as exhibit 10.5 of its report on Form 10-KSB of September 4, 2007. The HP Royalty Agreement replaces the previous quitclaim deed and royalty agreement between Hyde Park Uranium and Pikes Peak Resources Inc. dated October 30, 2007 as filed in Buckingham’s report on Form 10-QSB of January 22, 2008. The previous agreement was replaced in order to correctly identify Pikes Peak Energy LLC as signatory and assignor of the High Park Property, and to correct several clerical errors.

Pursuant to the HP Royalty Agreement, Hyde Park Uranium must pay to Pikes Peak Energy LLC a perpetual production royalty of two percent of any net returns earned by Hyde Park Uranium from the sale of minerals derived from the High Park Property.

In the event Hyde Park Uranium intends to abandon the claims or any portion thereof, it must first notify Pikes Peak, whereupon Pikes Peak will have the option for sixty days to acquire the claims at no cost.

Hyde Park Uranium will additionally be required to pay maintenance fees of approximately $175 per claim per year.

There was no material relationship between Buckingham or its affiliates and Pikes Peak, other than in respect of the material definitive agreement entered into.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following exhibits are included as part of this report:

10.1	Assignment and Assumption Agreement among Proteus Mining Limited, Buckingham Exploration Inc., Pikes Peak Energy LLC, and Alpha Beta Uranium Inc. dated as of January 21, 2008.
10.2	Quitclaim Deed and Royalty Agreement between Pikes Peak Energy LLC and Alpha Beta Uranium Inc. dated as of January 21, 2008.
10.3	Quitclaim Deed and Royalty Agreement between Pikes Peak Energy LLC and Hyde Park Uranium Inc. dated as of January 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2008		BUCKINGHAM EXPLORATION INC. (Registrant)
	By:	/s/ C. Robin Relph
President